FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                                          DATED OCTOBER 23, 2013
                                           REGISTRATION STATEMENT NO. 333-183223


NEW ISSUE ABS: $1.5BN HAROT 2013-4 *PRICED FULL DETAILS*

JOINT-LEAD MANAGERS: RBS (struc) & CITI
CO-MANAGERS: BNP, DB, GS, JPM, SG

CL  $SIZE-MM  WAL   SP/F     P.WIN  E.FIN  L.FIN  BNCH  SPD  YLD%  CPN% $PX
================================================================================
A1  428.900   0.33  A1+/F1+   1-8   06/14  11/14  YLD         .24   .24 100-00
A2  460.600   1.08  AAA/AAA   8-19  05/15  04/16  EDSF  +15  .456   .45 99.99400
A3  460.600   2.16  AAA/AAA  19-36  10/16  09/17  IS    +23  .699   .69 99.98292
A4  149.900   3.11  AAA/AAA  36-38  12/16  02/20  IS    +32 1.047  1.04 99.98557
================================================================================
EXPECTED SETTLE   : 10/30/2013
FIRST PMT DATE    : 11/18/2013
PRICING SPEED     : 1.30% ABS to 10% CLEANUP CALL
REGISTRATION      : PUBLIC (SEC REGISTERED)
ERISA ELIGIBLE    : YES
MIN DENOMS        : $1k x $1k
BLOOMBERG TICKER  : HAROT 2013-4
BILL & DELIVER    : RBS

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.